Exhibit 99.1

Kimco Realty Reports Strong Third Quarter 2012 Operating Results; Company’s Board Approves a 10.5 Percent Dividend Increase on Common Shares

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--October 30, 2012--Kimco Realty Corp. (NYSE: KIM) today reported results for the quarter ended September 30, 2012.

Highlights for the Third Quarter and Subsequent Activity:

  Reported funds from operations as adjusted of $0.31 per diluted share, an increase from $0.30 for the third quarter of 2011;
  Announced a 10.5 percent increase in the quarterly common cash dividend to $0.21 per share;
  Gross occupancy was 93.7 percent in both the combined and U.S. shopping center portfolios representing increases of 70 basis points and 80 basis points, respectively, from the third quarter of 2011 and the highest level since December 2008;
  Recognized U.S. cash-basis leasing spreads of 13 percent; new leases increased 40.2 percent and renewals/options increased 4.3 percent;
  Combined same-property net operating income (NOI) increased 2.6 percent before the impact of foreign currency changes from the third quarter 2011 representing the tenth consecutive quarter with a positive increase; and
  Executed a purchase and sale agreement for the disposition of InTown Suites for $735 million.

Financial Results

Net income available to common shareholders for the third quarter of 2012 was $27.1 million, or $0.07 per diluted share, compared to $40.1 million, or $0.10 per diluted share, for the third quarter of 2011. Year to date, net income available to common shareholders was $113.4 million, or $0.28 per diluted share, compared to $78.1 million, or $0.19 per diluted share, through September 30, 2011.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $119 million, or $0.29 per diluted share, for the third quarter of 2012 compared to $134.3 million, or $0.33 per diluted share, for the third quarter of 2011. The decrease in FFO in the third quarter of 2012 was the result of $8.3 million in transactional expenses incurred mainly from a $6.2 million non-cash redemption charge in connection with the company’s $175 million 6.65 percent Class F Cumulative Redeemable Preferred Stock that was redeemed in August 2012. This compares to $10.6 million of transactional income earned in the third quarter of 2011 primarily from the monetization of several non-retail investments.

For the nine months ended September 30, 2012, FFO was $383.2 million, or $0.94 per diluted share, compared to $382.3 million, or $0.94 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $127.3 million, or $0.31 per diluted share, for the third quarter of 2012 compared to $123.7 million, or $0.30 per diluted share, for the third quarter of 2011.

FFO as adjusted, for the nine months ended September 30, 2012 was $379.4 million, or $0.93 per diluted share, compared to $366.3 million, or $0.90 per diluted share, for the same period in 2011.

A reconciliation of net income to FFO and FFO as adjusted are provided in the tables accompanying this press release.

Shopping Center Operating Results

Third quarter 2012 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.7 percent, an increase of 20 basis points sequentially and 70 basis points over the third quarter of 2011;
  Pro-rata occupancy was 93.4 percent, an increase of 10 basis points sequentially and 60 basis points over the third quarter of 2011;
  Combined same-property NOI increased 2.6 percent before the impact of foreign currency changes over the third quarter of 2011. NOI is reported on a cash-basis, excluding lease termination fees and including charges for bad debts; and
  Total leases executed in the combined portfolio: 690 new leases, renewals and options totaling 2.3 million square feet representing a 29 percent increase in pro-rata square footage over the third quarter of 2011.

In the combined shopping center portfolio, same-property NOI for the third quarter of 2012, including the impact of foreign currency, was 1.6 percent compared to the same period in 2011. For the nine months ended September 30, 2012, combined same-property NOI, including the impact of foreign currency, was 2 percent. In addition, the Mexico portfolio’s combined gross occupancy for the third quarter of 2012 reached 86.9 percent, representing a 130 basis-point increase from the second quarter of 2012.

U.S. Shopping Center Portfolio

  Gross occupancy was 93.7 percent, an increase of 30 basis points sequentially and 80 basis points over the third quarter of 2011;
  Pro-rata occupancy was 93.4 percent, an increase of 10 basis points sequentially and 60 basis points over the third quarter of 2011;
  U.S. same-property NOI increased 2.5 percent during the third quarter of 2012 compared to the same period in 2011; and
  Pro-rata U.S. cash-basis leasing spreads increased 13 percent; new leases increased 40.2 percent, and renewals/options increased 4.3 percent.

In addition, the U.S. shopping center portfolio’s pro-rata occupancy for small shop space (defined as space less than 10,000 square feet) was 83.9 percent, an increase of 60 basis points sequentially and 210 basis points from the third quarter of 2011.

Shopping Center Investment Activity

Acquisitions:

As previously announced, in the third quarter Kimco acquired three high-quality wholly-owned shopping centers, comprising 420,000 square feet and located in its primary core markets, for a total purchase price of $84.3 million, including $42.5 million of mortgage debt. Subsequently, the company acquired Savi Ranch, a 161,000-square-foot shopping center located in Yorba Linda, Calif., for $34.5 million. Collectively, these properties have a pro-rata average occupancy of 94.5 percent and a median household income of $126,000 within a three-mile radius.

Also during the quarter, Kimco acquired the remaining 50-percent interest in an 81,000-square-foot unencumbered shopping center located in Pompano Beach, Fla., for a gross purchase price of $12.3 million. Subsequently in October of 2012, the company acquired the remaining 89-percent interest in Greeley Commons, a 139,000-square-foot unencumbered shopping center located in Greeley, Colo. for a gross price of $23.4 million.

Since the company initiated its U.S. shopping center recycling program in September 2010 to improve the overall quality of its portfolio, Kimco has selectively acquired in its core markets 47 properties, comprising 6 million square feet, for a gross purchase price of $984.8 million. These properties have, on a pro-rata basis, an average occupancy of 94.2 percent and are supported by excellent demographics, including an average household income of $96,000 within a three-mile radius.

Dispositions:

In the third quarter of 2012, Kimco sold nine non-strategic properties totaling nearly 1 million square feet, for approximately $94.7 million. Subsequently, the company sold a 13-property portfolio and one additional property comprising a total of 1.7 million square feet for $70.3 million. Currently, Kimco has 15 additional non-strategic properties in contract negotiations for approximately $130 million.

Since September 2010, the company has sold 86 non-strategic shopping centers, comprising 7.9 million square feet, for a gross amount of $529.9 million generating proceeds of $377.4 million. These properties had a pro-rata average occupancy of 83.4 percent and an annual base rent of $8.35 per square foot, which is 32 percent below the portfolio average.

Non-Retail Investments

During the third quarter, Kimco recognized FFO of $12 million from its non-retail investments, of which $7.4 million was attributable to joint ventures, including InTown Suites, and $2.3 million to non-retail preferred equity investments.

In the third quarter, the company further reduced its non-retail investments by $30 million through the sale of two urban properties and the partial repayment of a mortgage receivable. As of September 30, 2012, the book value of the company’s non-retail investment portfolio was $429 million which is 3.6 percent of gross assets, compared to $846 million, or 7.5 percent of gross assets, at September 30, 2010 in which the company reiterated its commitment to the non-retail disposition strategy.

In October, the company executed a purchase and sale agreement with an affiliate of Starwood Capital Group to sell InTown Suites for a gross sales price of $735 million, including $617 million of existing debt. InTown Suites is owned by InTown Hospitality Investors LP, a joint venture in which Kimco holds a 75 percent interest. The company expects this transaction to close in the first half of 2013.

Capital Structure

Kimco’s board of directors increased the company’s quarterly cash dividend 10.5 percent to $0.21 per common share, payable on January 15, 2013 to shareholders of record on January 2, 2013, representing an ex-dividend date of December 28, 2012.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90 percent Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on January 15, 2013 to shareholders of record on January 2, 2013, representing an ex-dividend date of December 28, 2012;
  For the Class I depositary shares, each representing 1/1000 of a share of 6.00 percent Class I cumulative redeemable preferred shares, a quarterly dividend of $0.375 per preferred depositary share will be paid on January 15, 2013 to shareholders of record on January 2, 2013, representing an ex-dividend date of December 28, 2012.
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50 percent Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on January 15, 2013 to shareholders of record on January 2, 2013, representing an ex-dividend date of December 28, 2012.

During July 2012, Kimco issued $225 million of 5.50 percent Class J Cumulative Redeemable Preferred Stock. Proceeds from this offering were used to fund the redemption of the company’s $175 million 6.65 percent Class F Cumulative Redeemable Preferred Stock in August 2012 as well as for general corporate purposes.

Subsequently in October 2012, Kimco completed the redemption of its $460 million 7.75 percent Class G Cumulative Redeemable Preferred Stock. As a result of this redemption, the company anticipates it will incur a non-cash transaction charge to FFO of $15.5 million during the quarter ending December 31, 2012.

At September 30, 2012, Kimco’s consolidated net debt to EBITDA as adjusted was 5.3x compared to 6.0x from the prior year. In addition, the company maintains access to approximately $1.5 billion of immediate liquidity.

2012 Guidance and 2013 Initial Guidance

The company maintains its 2012 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, of $1.24 - $1.26 per diluted share.

Estimated shopping center portfolio metrics remain as follows:

  Combined portfolio occupancy: +50 to +100 basis points
  Combined same-property NOI: +1.5 to +3.5 percent

2013 Initial Guidance:

The company’s preliminary 2013 guidance for FFO as adjusted per diluted share: $1.28 - $1.33.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, October 31, 2012 at 10:00 a.m. EDT. The call will include a review of the company’s third quarter performance as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-877-883-0383 (Passcode: 5911206).

A replay will be available through 9:00 a.m. EST November 30, 2012 by dialing 1-877-344-7529 (Passcode: 10017987). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of September 30, 2012, the company owned interests in 922 shopping centers comprising 135 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the Company’s common stock, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except share information)

		Three Months Ended				Nine Months Ended
		September 30,				September 30,
		2012		2011		2012		2011
	Revenues
	Revenues from rental properties	$222,961		$204,297		$660,502		$620,440
	Management and other fee income	8,917		8,728		27,053		26,827

	Total revenues	231,878		213,025		687,555		647,267

	Operating expenses
	Rent	3,270		3,455		9,457		10,545
	Real estate taxes	29,917		27,827		87,606		83,985
	Operating and maintenance	27,478		27,315		82,589		84,896
	General and administrative expenses	29,957		30,846		95,317		90,188
	Impairment charges	588		4,037		22,539		7,757
	Depreciation and amortization	65,631		56,870		187,839		176,165
	Total operating expenses	156,841		150,350		485,347		453,536

	Operating income	75,037		62,675		202,208		193,731

	Other income/(expense)
	Mortgage financing income	2,092		1,959		6,083		5,728
	Interest, dividends and other investment income	598		375		1,110		14,173
	Other expense, net	(3,085)		(2,655)		(6,169)		(2,153)
	Interest expense	(57,116)		(56,120)		(171,632)		(166,535)
	Income from other real estate investments	545		2,449		1,688		3,062

	Income from continuing operations before income taxes, equity in income of joint ventures and equity in income from other real estate investments
		18,071		8,683		33,288		48,006

	Provision for income taxes, net	(5,183)		(4,443)		(4,822)		(14,332)
	Equity in income of joint ventures, net	24,498		19,641		103,743		49,810
	Equity in income of other real estate investments, net	10,239		24,788		35,340		35,123

	Income from continuing operations	47,625		48,669		167,549		118,607

	Discontinued operations
	Income/(loss) from discontinued operating properties, net of tax	734		5,678		(2,195)		13,521
	Impairment/loss on operating properties sold, net of tax	(2,604)		(289)		(15,364)		(8,919)
	Gain on disposition of operating properties, net of tax	11,329		4,535		34,571		8,722
	Income from discontinued operations	9,459		9,924		17,012		13,324
	Gain on sale of operating properties, net of tax (1)	-		-		4,059		-
	Net income	57,084		58,593		188,620		131,931

	Net income attributable to noncontrolling interests (3)	(2,143)		(3,612)		(10,928)		(9,277)

	Net income attributable to the Company	54,941		54,981		177,692		122,654

	Redemption costs	(6,213)		-		(6,213)		-
	Preferred stock dividends	(21,622)		(14,841)		(58,037)		(44,522)

	Net income available to the Company's common shareholders	$27,106		$40,140		$113,442		$78,132
	Per common share:
	Income from continuing operations: (3)
	Basic	$0.04		$0.07		$0.24		$0.16
	Diluted	$0.04	(2)	$0.07	(2)	$0.24	(2)	$0.16	(2)
	Net income: (4)
	Basic	$0.07		$0.10		$0.28		$0.19
	Diluted	$0.07	(2)	$0.10	(2)	$0.28	(2)	$0.19	(2)

	Weighted average shares:
	Basic	405,810		406,564		405,880		406,521
	Diluted	406,747		407,292		406,650		407,386

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,029) and ($3,637) for the quarters ended September 30, 2012 and 2011, respectively. Additionally, the net income attributable to noncontrolling interests related to continued operations of ($9,562) and ($9,091) for the nine months ended September 30, 2012 and 2011, respectively.
(4)	Includes earnings attributable to unvested restricted shares of 298 and $150 for the quarters ended September 30, 2012 and 2011, respectively. Additionally the earnings attributable to unvested restricted shares of $893 and $450 for the nine months ended September 30, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share information)

	September 30,	December 31,
	2012	2011
Assets:
Operating real estate, net of accumulated depreciation of $1,745,992 and $1,693,090, respectively	$7,078,206	$6,898,445
Investments and advances in real estate joint ventures	1,433,450	1,404,214
Real estate under development	132,113	179,722
Other real estate investments	326,268	344,131
Mortgages and other financing receivables	98,188	102,972
Cash and cash equivalents	429,529	112,882
Marketable securities	35,811	33,540
Accounts and notes receivable	138,558	149,807
Other assets	443,853	388,803
Total assets	$10,115,976	$9,614,516

Liabilities:
Notes payable	$3,159,943	$2,983,886
Mortgages payable	1,015,313	1,085,371
Construction loans payable	42,935	45,128
Dividends payable	94,856	92,159
Other liabilities	464,691	432,755
Total liabilities	4,777,738	4,639,299
Redeemable noncontrolling interests	95,059	95,074

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,791,200 shares and 5,146,000 shares, respectively
Class F preferred stock, $1.00 par value, authorized zero shares and 700,000 shares, respectively issued and outstanding zero shares, 700,000 shares, respectively	-	700
Aggregate liquidation preference $175,000
Class G preferred stock, $1.00 par value, authorized 184,000 shares issued and outstanding 184,000 shares	184	184
Aggregate liquidation preference $460,000
Class H preferred stock, $1.00 par value, authorized 70,000 shares issued and outstanding 70,000 shares	70	70
Aggregate liquidation preference $175,000
Class I preferred stock, $1.00 par value, authorized 18,400 shares and zero shares, respectively issued and outstanding 16,000 shares and zero shares, respectively	16	-
Aggregate liquidation preference $400,000
Class J preferred stock, $1.00 par value, authorized 9,000 shares and zero shares, respectively issued and outstanding 9,000 shares and zero shares, respectively	9	-
Aggregate liquidation preference $225,000
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 407,608,794 and 406,937,830 shares, respectively	4,076	4,069
Paid-in capital	5,938,244	5,492,022
Cumulative distributions in excess of net income	(813,097)	(702,999)
	5,129,502	4,794,046
Accumulated other comprehensive income	(56,785)	(107,660)
Total stockholders' equity	5,072,717	4,686,386
Noncontrolling interests	170,462	193,757
Total equity	5,243,179	4,880,143
Total liabilities and equity	$10,115,976	$9,614,516

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(unaudited)
(in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
Net income available to common shareholders	$27,106		$40,140		$113,442		$78,132
Gain on disposition of operating property, net of noncontrolling interests	(11,084)		(3,859)		(35,806)		(8,046)
Gain on disposition of joint venture operating properties	(641)		(2,551)		(23,013)		(3,231)
Depreciation and amortization - real estate related	65,496		59,408		194,032		186,185
Depr. and amort. - real estate jv's, net of noncontrolling interests	33,821		35,096		101,506		103,953
Remeasurement of derivative instrument	-		-		-		4,287
Impairments of operating properties, net of tax and noncontrolling interests	4,295		6,029		33,070		21,028
Funds from operations	118,993		134,263		383,231		382,308
Transactional charges / (income), net	8,309		(10,592)		(3,798)		(16,040)
Funds from operations as adjusted	$127,302		$123,671		$379,433		$366,268

Weighted average shares outstanding for FFO calculations:
Basic	405,810		406,564		406,500		406,521
Units	1,526		1,526		1,097		1,529
Dilutive effect of equity awards	2,274		729		2,106		865
Diluted	409,610	(1)	408,819	(1)	409,703	(1)	408,915	(1)

FFO per common share - basic	$0.29		$0.33		$0.94		$0.94
FFO per common share - diluted	$0.29	(1)	$0.33	(1)	$0.94		$0.94
FFO as adjusted per common share - diluted	$0.31	(1)	$0.30	(1)	$0.93	(1)	$0.90	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included. Funds from operations would be increased by $523 and $251 for the three months ended September 30, 2012 and 2011, respectively and $1,555 and $752 for the nine months ended September 30, 2012 and 2011, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range		Projected Range
	Full Year 2012		Full Year 2013
	Low	High	Low	High
Projected diluted net income available to common shareholder per share	$0.31	$0.33	$0.37	$0.42

Projected depreciation & amortization	0.62	0.64	0.63	0.65

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.32	0.34	0.30	0.32

Gain on disposition of operating properties	(0.07)	(0.09)	(0.01)	(0.03)

Gain on disposition of joint venture operating properties, net of noncontrolling interests	(0.05)	(0.07)	(0.01)	(0.03)

Impairments of operating properties, net of tax and noncontrolling interests	0.08	0.08	-	-

Projected FFO per diluted common share	$1.21	$1.23	$1.28	$1.33

Transactional income, net	(0.02)	(0.02)	-	-

Preferred stock redemption charge	0.05	0.05	-	-

Non-operating impairments recognized, net of tax	-	-

Projected FFO, as adjusted per diluted common share	$1.24	$1.26	$1.28	$1.33
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki
Vice President, Investor Relations and Corporate Communications
1-866-831-4297